Exhibit 5.7

June 16, 2010

CONSENT OF NEIL BURNS

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Neil Burns, M.Sc., P.Geo., Director of Geology (Silver Wheaton Corp.), hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated March 26, 2010, entitled “2009 Resource and Reserve Update, Yauliyacu Mine, Peru.” and the resource estimates of the Yauliyacu Mine.

Yours truly,

/s/ Neil Burns

Neil Burns, M.Sc., P.Geo.
Director of Geology
Silver Wheaton Corp.